Exhibit 99.1

Seattle Genetics Reports First Quarter 2016 Financial Results

-Record First Quarter 2016 Revenues of $111.2 Million, Including $58.6 Million in

ADCETRIS® (Brentuximab Vedotin) U.S. and Canada Net Sales-

-Top-Line Data from ADCETRIS Phase 3 ALCANZA Trial Expected in Third Quarter of 2016-

-Vadastuximab Talirine (SGN-CD33A) Phase 3 Trial Initiation Planned by Third Quarter of 2016-

-First Clinical Data from ASG-15ME and ASG-22ME Phase 1 Trials to be Presented at ASCO-

-Conference Call Today at 4:30 p.m. ET-

Bothell, WA — April 28, 2016 — Seattle Genetics, Inc. (NASDAQ: SGEN) today reported financial results for the first quarter ended March 31, 2016. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization, regulatory and clinical development accomplishments, vadastuximab talirine (SGN-CD33A; 33A) activities and progress with other proprietary pipeline programs and technologies.

“In the first quarter, ADCETRIS net sales increased 20 percent compared to the first quarter of 2015, and we are completing three ongoing phase 3 trials designed to support additional label expansions. We expect top-line data from the first of these trials, ALCANZA, in the third quarter of this year, followed by ECHELON-1 in the 2017 to mid-2018 timeframe and ECHELON-2 in the 2017 to 2018 timeframe,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “With our pipeline, we remain on track to advance 33A into a phase 3 trial in acute myeloid leukemia (AML) by the third quarter, and we expect to report data from multiple programs over the course of 2016. Our strong financial position of more than $690 million in cash and investments at the end of March, and no debt, enables us to continue investing in our substantial opportunities to help people with cancer.”

Recent ADCETRIS, Pipeline and Other Corporate Highlights

•	Achieved a $20 million one-time milestone payment from Takeda Pharmaceutical Company Limited (Takeda) triggered by Takeda surpassing ADCETRIS annual net sales of $200 million in its territory during 2015. The milestone was recognized as royalty revenue in the first quarter of 2016.

•	Takeda continues to receive additional marketing approvals for ADCETRIS, which is now commercially available in 64 countries worldwide following recent approvals in Russia and Egypt.

•	Initiated a phase 1/2 clinical trial of 33A in combination with azacitidine for patients with previously untreated myelodysplastic syndrome (MDS). MDS is often a precursor to AML, and both diseases broadly express CD33.

•	Reported research and preclinical data in multiple sessions at the American Association for Cancer Research (AACR) annual meeting highlighting antibody-drug conjugate (ADC) and other innovative targeted therapies, including:

•	Preclinical data supporting development activities with SGN-LIV1A and SEA-CD40;

•	Two novel preclinical programs, including an ADC for the treatment of multiple myeloma (SGN-CD352A) and a small molecule that enhances T-cell-mediated antitumor activity (2-fluorofucose; 2FF);

•	Data showing the ability of auristatin-based ADCs, including ADCETRIS, to initiate immunogenic cell death, supporting evaluation of ADCs in combination with checkpoint inhibitors; and,

•	A new auristatin-based drug-linker as well as several novel linkers that expand Seattle Genetics’ proprietary ADC technology platform and may enable conjugation with previously inaccessible cytotoxic payloads.

•	Initiated a phase 1 clinical trial of SGN-CD19B for relapsed or refractory B-cell non-Hodgkin lymphoma, including diffuse large B-cell lymphoma (DLBCL) and grade 3 follicular lymphoma. SGN-CD19B is an anti-CD19 ADC utilizing the same ADC technology as 33A, which includes a highly potent cytotoxic DNA-crosslinking agent called a pyrrolobenzodiazepine (PBD) dimer linked via a proprietary site-specific conjugation technology to a monoclonal antibody with engineered cysteines (EC-mAb).

•	Generated fees from ongoing ADC collaboration with Genentech upon its extension of the research term and renewal of exclusive licenses to specific ADC targets.

•	Added to and promoted several members of the senior management team, including:

•	Promoting Darren Cline to Executive Vice President, Commercial. Mr. Cline has been with Seattle Genetics since November 2010. During his tenure, he has been an integral member of the commercial leadership team, including significant contributions in the successful launch and ongoing commercialization of ADCETRIS in the United States and Canada.

•	Hiring Brandi Robinson as Senior Vice President, Corporate Communications. Ms. Robinson previously spent four years as Vice President and Head of Communications, North America for Sanofi. Before that, she was at Novartis for more than a decade.

•	Hiring Christopher Thomson, Ph.D., as Vice President, Commercial Planning. Dr. Thomson will oversee the company’s new European operations. He previously spent eight years at Astellas Pharma Europe, most recently as Vice President, Head of Oncology Business Unit. Prior to that, he spent three years with IMS Health and eight years with Bayer.

•	Promoting Kristin Rand to Vice President and Compliance Officer. Since joining Seattle Genetics in October 2012, Ms. Rand has grown the company’s compliance program to ensure its integrity, ethics and compliance with applicable laws and regulations.

Anticipated Upcoming Activities

ADCETRIS

•	Report data in the third quarter of 2016 from the phase 3 ALCANZA trial in patients with relapsed CD30-expressing cutaneous T-cell lymphoma (CTCL).

•	Report data in the 2017 through mid-2018 timeframe from the phase 3 ECHELON-1 trial in frontline classical Hodgkin lymphoma.

•	Complete enrollment in the phase 3 ECHELON-2 trial in frontline mature T-cell lymphoma (MTCL) during 2016 and report data in the 2017 to 2018 timeframe.

ADCETRIS is not currently approved for use in CTCL, frontline MTCL or frontline Hodgkin lymphoma.

Vadastuximab Talirine (SGN-CD33A)

•	Initiate a phase 3 trial to evaluate 33A in combination with hypomethylating agents, or HMAs, in older patients with AML by the third quarter of 2016.

•	Report additional data from a phase 1 trial of 33A in combination with HMAs at the European Hematology Association (EHA) annual meeting being held June 9 to 12, 2016 in Copenhagen, Denmark.

•	Report data in 2016 from a phase 1b trial of 33A in combination with cytarabine and daunorubicin for frontline, younger AML patients.

More information about 33A and ongoing clinical trials can be found at www.ADC-CD33.com.

Additional Pipeline Programs

•	Initiate a randomized phase 2 trial of denintuzumab mafodotin (SGN-CD19A; 19A) in frontline DLBCL in the first half of 2016.

•	Report phase 1 clinical data from ASG-15ME and ASG-22ME at the American Society of Clinical Oncology (ASCO) annual meeting being held June 3 to 7, 2016 in Chicago, Illinois. These programs are in development for solid tumors, notably bladder cancer, under a 50:50 co-development collaboration with Astellas.

•	Initiate a phase 1 trial of SGN-CD123A in AML during 2016.

•	Advance SGN-CD352A, a novel ADC for multiple myeloma, into a phase 1 clinical trial. Preclinical data were reported at AACR on this novel ADC, which is composed of an anti-CD352 antibody utilizing the company’s PBD and EC-mAb technology.

First Quarter 2016 Financial Results

Total revenues in the first quarter of 2016 were a record $111.2 million, an increase of 35 percent over first quarter 2015 revenues of $82.2 million. Revenues in the first quarter of 2016 included:

•	ADCETRIS net product sales of $58.6 million, a 20 percent increase from net product sales of $48.9 million for the first quarter of 2015.

•	Royalty revenues of $32.3 million on international sales of ADCETRIS by Takeda, compared to $11.1 million for the same period in 2015. First quarter 2016 royalty revenues included a $20 million one-time milestone payment triggered by Takeda surpassing ADCETRIS annual net sales of $200 million in its territory during 2015.

•	Amounts earned under the company’s ADCETRIS and ADC collaborations totaling $20.2 million in the first quarter of 2016, compared to $22.2 million in the first quarter of 2015.

Total costs and expenses for the first quarter of 2016 were $132.2 million, compared to $103.9 million for the first quarter of 2015. The planned increase in 2016 costs and expenses was primarily related to progress with ADCETRIS and investment in the company’s pipeline programs, including expanded 33A clinical development and manufacturing activities.

Non-cash, share-based compensation cost for the first quarter of 2016 was $12.2 million, compared to $7.7 million for the first quarter of 2015.

Net loss for the first quarter of 2016 was $20.5 million, or $0.15 per share, compared to a net loss of $21.7 million, or $0.17 per share, for the first quarter of 2015.

As of March 31, 2016, Seattle Genetics had $691.7 million in cash, cash equivalents and investments, compared to $712.7 million as of December 31, 2015.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling 800-499-4035 (domestic) or 416-204-9269 (international). The conference ID is 4267568. A replay of the discussion will be available beginning at approximately 4:30 p.m. PT today from Seattle Genetics’ website or by calling 888-203-1112 (domestic) or 719-457-0820 (international), using conference ID 4267568. The telephone replay will be available until 5:00 p.m. PT on Monday, May 2, 2016.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer. Seattle Genetics is leading the field in developing antibody-drug conjugates (ADCs), a technology designed to harness the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. The company’s lead product, ADCETRIS® (brentuximab vedotin), is a CD30-targeted ADC that, in collaboration with Takeda Pharmaceutical Company Limited, is commercially available in more than 60 countries, including the U.S., Canada, Japan and members of the European Union. Additionally, ADCETRIS is being evaluated broadly in more than 70 ongoing clinical trials in CD30-expressing malignancies. Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC that is expected to advance into a phase 3 trial for acute myeloid leukemia in 2016. Beyond ADCETRIS and 33A, the company is developing a robust pipeline of clinical-stage programs, including denintuzumab mafodotin (SGN-CD19A; 19A), SGN-LIV1A, ASG-15ME, ASG-22ME, SGN-CD70A, SEA-CD40 and SGN-CD19B. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for 2016 ADCETRIS net sales, anticipated financial outlook including revenues, costs and expenses, upcoming presentations and publications, anticipated regulatory events and clinical activities, including enrollment completion and data availability from ALCANZA, ECHELON-1 and ECHELON-2 and other ongoing clinical trials and the timing thereof, and the initiation of future clinical trials including a registrational trial for 33A, the opportunities for, and the therapeutic and commercial potential of, ADCETRIS, 33A and the company’s other product candidates, as well as other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risk that sales of ADCETRIS may not meet or exceed our guidance or otherwise be as we expect, including, with respect to the company’s 2016 ADCETRIS net sales and financial guidance as well as other risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. We may also be delayed in our planned clinical trial initiations, the enrollment in and conduct of our clinical trials, and obtaining data from clinical trials, in each case for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development and unexpected adverse events or regulatory action. We may also be unable to expand ADCETRIS’ labeled indications due to unexpected data from our ongoing phase 3 trials or regulatory action or complete the development of, and obtain regulatory approval for, our product candidates, each of which are in relatively early stages of development. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2016	December 31, 2015
Assets
Cash, cash equivalents and investments	$691,681	$712,711
Other assets	187,705	182,384

Total assets	$879,386	$895,095

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$83,381	$88,031
Deferred revenue and long-term liabilities	111,899	121,153
Stockholders' equity	684,106	685,911

Total liabilities and stockholders' equity	$879,386	$895,095

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
Revenues
Net product sales	$58,648	$48,886
Collaboration and license agreement revenues	20,176	22,221
Royalty revenues	32,331	11,050

Total revenues	111,155	82,157

Costs and expenses
Cost of sales	5,944	5,210
Cost of royalty revenues	3,615	3,174
Research and development	92,871	63,395
Selling, general and administrative	29,747	32,121

Total costs and expenses	132,177	103,900

Loss from operations	(21,022)	(21,743)
Investment income	544	53

Net loss	$(20,478)	$(21,690)

Basic and diluted net loss per share	$(0.15)	$(0.17)

Weighted-average shares used in computing basic and diluted net loss per share	139,890	124,312